Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S‐3 of our report dated March 16, 2021 (January 14, 2022 as to the effects of the discontinued operations as described in

Note 3 and November 3, 2022 as to the effects of the reverse stock split as described in Note 19) relating to the financial statements of Ra Medical Systems, Inc., appearing in the Annual Report on Form 10‐K/A (Amendment No. 1) of Ra Medical Systems, Inc. for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/Deloitte & Touche LLP

San Diego, California

January 31, 2023